Exhibit 99.1

Digimarc Welcomes Fortune 500 Executive Katie Kool to its Board of Directors

Beaverton, Ore. – March 14, 2022 – Digimarc Corporation (Nasdaq: DMRC), creator of Digimarc watermarks that are driving the next generation of digital identification and detection-based solutions, announced that Katie Kool has been elected to its Board of Directors, effective July 1, 2022. She has been appointed to the Board’s Audit and Compensation and Talent Management Committees.

“Katie’s experience as a C-Suite executive for one of the largest companies in the world will be a fantastic asset as we scale and position ourselves for growth,” said Digimarc CEO Riley McCormack. “We will benefit tremendously from her deep, first-hand understanding that, for many industries, the path to true digital transformation starts with product digitization.”

Kool is currently the CEO of Tide Cleaners, a wholly-owned subsidiary of Procter & Gamble, which is a service-based retailer providing out of home dry cleaning and laundry services through franchise and corporate stores, lockers, home delivery, and college campuses. Prior to her CEO role, Kool was the CFO for North America Fabric Care, which includes the Tide, Gain, and Downy brands, with over $8 billion in retail sales. She was also CFO for the Global Procter & Gamble Professional business, where she developed a 5-year strategic plan to deliver sustainable Operating Total Shareholder Return.

“This is such an energizing time to join the Board,” Kool said. “Witnessing the transformation that the organization is going through and the potential its technologies have to impact so many industries makes me excited to work with the Board and Leadership team to continue accelerating the company’s growth.”

In addition to her extensive business leadership experience, Kool was a key member of P&G’s award-winning Investor Relations team for five years, where she partnered with three CEO’s and led communication for the strategy renewal that spanned two $10 billion productivity programs and a more focused portfolio of strategic brands.

In her personal time, Kool was Co-Founder & CEO of KW CrossFit. She is a Board Member and CFO for Sonje Ayiti, a nonprofit organization focused on providing tools for Haitians to help themselves via education, economic development, and health promotion, and co-led the creation of the Cima School of Hope in Haiti, a government-licensed school with over 300 students in Pre-K through 9th grade and over 25 employees. She also chairs the Tide Cleaners Advisory Board and is an active member on the GreenEarth Cleaning Advisory Board.

Kool holds a BA from Kalamazoo College and an MBA from Washington University in St. Louis.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a pioneer and leader in digital watermarking solutions and the automatic identification of media, including packaging, commercial print, digital images, audio and video. Digimarc helps customers drive efficiency, accuracy and security across physical and digital supply chains. Visit www.digimarc.com and follow us on LinkedIn and Twitter to learn more.

Company contact:

Lara Burhenn

Lara.Burhenn@Digimarc.com

+1 503-469-4704

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